Exhibit 99.6

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): MAY 3, 2005

ALBEMARLE FIRST BANK

(Exact name of registrant as specified in its charter)

VIRGINIA		54-1882473
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1265 SEMINOLE TRAIL, CHARLOTTESVILLE VIRGINIA	22906
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

434-973-1664

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Number		Description
99.1	Press Release Dated April 29, 2005	Albemarle First Bank Announces First Quarter 2005 Earnings

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Albemarle First Bank

Date: May 3, 2005	By:	/s/ THOMAS M. BOYD, JR.
Thomas M. Boyd, Jr.
President & CEO

Albemarle First Bank Announces Earnings for the First Quarter of 2005

CHARLOTTESVILLE, Va.—(BUSINESS WIRE) — April 29, 2005 — Albemarle First Bank, Charlottesville, Virginia (NASDAQ: AFBK) reports net income of $31 thousand ($0.02 per diluted share) for the quarter ended March 31, 2005, compared to net income of $3 thousand ($0.00 per diluted share) reported for the same period of 2004.

Total assets rose to $123.7 million, an increase of 7.0%, over the $115.7 million reported at the end of the first quarter in 2004. Net loans have also increased over the past year, rising 14.6% to $92.2 million at March 31, 2005. Total deposits were $101.4 million at the end of the first quarter in 2005, an $8.5 million or 9.2% increase over the $92.9 reported at March 31, 2004.

“We are excited about the future of Albemarle First Bank as our deposit base and loan portfolio continue to expand” states Thomas M. Boyd, Jr., President and CEO. He continues, “By providing our customers with quality service and a broad array of products the Bank has built a foundation for future growth and profitability. The increase in net loans of 14.6% during the last year is a testament to the need for a local community bank in the Charlottesville area and our ability to fill that niche. We will continue to focus on controlling cost while growing the Bank’s total assets. We believe that this philosophy will result in improved earnings and an increase in shareholder value.

The Bank’s allowance for loan losses is 1.33% of the loan portfolio and considered adequate by management. This exceeds our peer group average of 1.25%. The loan loss provision for the quarter ended March 31, 2005 was $80 thousand. Management believes that the allowance for loan losses of $1.2 million as of March 31, 2005 is sufficient to absorb potential losses within the Bank’s existing loan portfolio. Non-accrual loans totaled $2.5 million at March 31, 2005, compared to $1.9 million a year earlier. This increase relates to several loans made by the Bank’s prior management team and current management is making every effort to mitigate the Bank’s exposure from these loans.

Albemarle First Bank offers a full range of banking and financial services to individuals, professionals, and small and medium-sized businesses in the City of Charlottesville, Albemarle County, Greene County, and the surrounding areas.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. These statements may be based on certain assumptions and may describe future plans, strategies, and expectations of the Bank, and are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will,” or similar expressions. Although we believe our plans, intensions, and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intensions, and expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein and undue reliance should not be placed on such statements, which reflect our position as of the date of this release. Consequently, all forward-looking statements made in this press release are qualified by the cautionary language contained in the Bank’s quarterly and annual reports filed pursuant to the Securities Exchange Act of 1934.

CONTACT: Albemarle First Bank, Charlottesville

Thomas M. Boyd, Jr., (434) 973-1664